Exhibit 99.1

Friendly Ice Cream Corporation's Offer of Two Board Seats is Rejected by Sardar Biglari

     WILBRAHAM, Mass.--(BUSINESS WIRE)--Jan. 2, 2007--Friendly Ice Cream Corporation (AMEX: FRN) today announced that Sardar Biglari rejected the Company's offer of two seats on its Board of Directors for Mr. Biglari and his colleague, Phillip Cooley. The Company's offer contained only one condition - that they agree not to solicit any proxies for additional board seats or other matters not recommended by the Board. The Board's offer was intended to respond favorably to a significant shareholder's request for a voice on the Board, while avoiding the unnecessary expense and distraction of a proxy contest.

     In rejecting the Company's offer, Mr. Biglari increased his demands to include the submission of a proposal to Friendly's shareholders to remove the Company's three classes of directors. Donald N. Smith, Chairman of the Board, said "(W)e gave Mr. Biglari what he asked for. Now he wants more. What does he really want? His demands, together with his actions at the publicly traded Western Sizzlin Corporation ("WSC"), raise concerns regarding his true intentions. It appears that he isn't interested in just a voice on the Board - he wants to control the Board."

     In a letter to shareholders dated January 2, 2007, Smith stated, "(t)he results of WSC suggest that it would not be in the best interests of our shareholders to allow Mr. Biglari to control the Friendly's Board. After Mr. Biglari took control of WSC, rather than reinvesting in the restaurant business of WSC, Mr. Biglari used WSC's surplus cash, its bank credit facilities and a brokerage margin account to purchase Friendly's stock. It appears that Mr. Biglari is leveraging the credit of WSC and his hedge fund to purchase our stock."

     Smith added, "Under Mr. Biglari's leadership, WSC's operating cash has dwindled, year to year earnings from operations have declined, franchised restaurants continue to be closed, and its stock price has declined significantly. While he continues to offer criticisms of our company, he hasn't offered any plan, vision or strategy for increasing Friendly's shareholder value. If Mr. Biglari gains control of your Board, he could change the Company's financial agreements to allow him to invest Friendly's cash in other companies, like he has done at WSC. We believe that Mr. Biglari wants to gain control of the Board in order to redirect corporate assets for purposes other than the continued growth of Friendly's. The Friendly's Board will take all actions necessary to prevent this from happening. Friendly's is a restaurant company not a hedge fund or investment company."

     As previously announced, the Company decided to increase the size of its Board and expects to appoint individuals who will bring independence, experience, success and value to enhance the business of the Company. The Company is considering a number of candidates who will bring these values and expects to make an announcement shortly.

     About Friendly Ice Cream Corporation

     Friendly Ice Cream Corporation is a vertically integrated restaurant company serving signature sandwiches, entrees and ice cream desserts in a friendly, family environment in over 520 company and franchised restaurants throughout the Northeast. The Company also manufactures ice cream, which is distributed through more than 4,500 supermarkets and other retail locations. With a 71-year operating history, Friendly's enjoys strong brand recognition and is currently remodeling its restaurants and introducing new products to grow its customer base.

     Forward Looking Statements

     Statements contained in this release that are not historical facts constitute "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include statements relating to the appointment and anticipated contributions of any new members of the Board of Directors. All forward looking statements are subject to risks and uncertainties which could cause results to differ materially from those anticipated. These factors include risks and uncertainties arising from accounting adjustments, the Company's highly competitive business environment, exposure to fluctuating commodity prices, risks associated with the foodservice industry, the ability to retain and attract new employees and directors, including a replacement chief executive officer, new or changing government regulations, the Company's high geographic concentration in the Northeast and its attendant weather patterns, conditions needed to meet restaurant re-imaging and new opening targets, the Company's ability to continue to develop and implement its franchising program, the Company's ability to service its debt and other obligations, the Company's ability to meet ongoing financial covenants contained in the Company's debt instruments, loan agreements, leases and other long-term commitments, unforeseen costs and expenses associated with litigation, and costs associated with improved service and other similar initiatives. Other factors that may cause actual results to differ from the forward looking statements contained herein and that may affect the Company's prospects in general are included in the Company's other filings with the Securities and Exchange Commission. As a result the Company can provide no assurance that its future results will not be materially different from those projected. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such forward looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.


     CONTACT: Friendly Ice Cream Corporation
              Deborah Burns, 413-731-4124
              Senior Director Investor Relations